Exhibit 10(iii)(A)(84)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below this award (the “Award”) of shares of the Company’s common stock (the “Shares”), which are restricted. The terms and conditions of the Award are set forth in this Award Agreement (this “Agreement”) and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.

RESTRICTED STOCK AWARD AGREEMENT

Date of Award	<date>	Participant’s Name	<name>
Number of Shares		<number>

Restrictions	Subject to the terms and conditions of this Agreement and the Plan, including the restrictions set forth in Section 6(d) of the Plan, the Participant shall be the owner of record of the Shares granted under this Award and shall have all rights of a shareholder of the Company.
Lapse of Restrictions	Subject to the (i) terms of the Plan and (ii) Participant’s execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the restrictions on the above-mentioned Shares shall lapse on the third anniversary of the Date of Award set forth above.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute this Agreement and Exhibit B by checking the box below.

By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under “Forfeiture of Award”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Fabrizio Alcobe-Fierro

Senior Vice President, Global Compensation

I have read this Agreement, the Plan, and Exhibit B and I understand and agree to their terms and conditions.

Participant’s Signature,
to be provided electronically

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Section 83(b) Election

Ordinarily, restricted Shares are not subject to U.S. federal income or employment taxes until the restrictions are lifted. However, the Participant may make an election (a “Section 83(b) election”) to be taxed (for U.S. federal income and employment tax purposes) on the fair market value of the Shares when the Restricted Stock Award is granted. To make a Section 83(b) election, the Participant must (i) file the Section 83(b) election with the IRS and the Company within 30 days after the date of the Restricted Stock Award set forth on the cover page and (ii) attach a copy of the Section 83(b) election to his or her tax return.

Please consult your tax adviser for more information about the consequences of making a Section 83(b) election.

Dividends	Any dividends or distributions that are paid with respect to the Shares granted under this Restricted Stock Award (regardless of whether such dividends are paid in cash or Shares) shall be subject to the same risk of forfeiture (and restrictions, if the dividends are paid in Shares) as applies to the Shares granted under this Award.
Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when the restrictions on the Shares lapse or when the Participant makes a Section 83(b) election. The Company will withhold the necessary number of shares to pay such taxes, unless the Participant indicates via the Company’s stock plan administrator, currently UBS Financial Services, no later than two (2) business days prior to the date the restrictions lapse, that he/she will pay the taxes in another manner. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.
Compliance with Local Laws	Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, settle any vested award in the form of a cash payment to the extent settlement in Shares is prohibited under local law, or would require the Participant, the Company or the employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different).
Forfeiture of Award	Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company (“Subsidiary Grants”) that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.
Interpretation and Construction	This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
Entire Understanding	This Agreement, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.